Exhibit 11

                       ENRON CORP. AND SUBSIDIARIES
                     CALCULATION OF EARNINGS PER SHARE
                                (Unaudited)


                                                Three Months Ended     Six Months Ended
                                                      June 30,              June 30,
                                                  1996       1995       1996       1995
                                           (in thousands, except share and per share amounts)

Primary Earnings Per Share
 Earnings on common stock
   Net income                                   $116,707   $ 94,045   $329,492   $288,995
   Preferred stock dividends                      (3,981)    (3,809)    (7,967)    (7,628)
                                                $112,726   $ 90,236   $321,525   $281,367

Average number of common shares
 outstanding                                     246,340    244,018    245,190    243,605
 Primary earnings per share of
  common stock                                  $   0.46   $   0.37   $   1.31   $   1.16

Fully Diluted Earnings Per Share
 Adjusted earnings on common stock
   Net income                                   $116,707   $ 94,045   $329,492   $288,995
   Preferred stock dividends                      (3,981)    (3,809)    (7,967)    (7,628)
   Add back:
     Dividends on convertible
      preferred stock                              3,981      3,809      7,967      7,628
                                                $116,707   $ 94,045   $329,492   $288,995

 Average number of common shares
  outstanding on a fully diluted basis
   Average number of common shares
    outstanding                                  246,340    244,018    245,190    243,605
   Additional shares issuable upon:
     Conversion of preferred stock                18,750     19,060     18,760     19,103
     Exercise of stock options reduced by the
      number of shares which could have been
      purchased with the proceeds from
      exercise of such options                     5,608      4,890      5,594      4,890
                                                 270,698    267,968    269,544    267,598

 Fully diluted earnings per share of
  common stock                                  $   0.43   $   0.35   $   1.22   $   1.08
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